Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia Reports Fourth Quarter and Annual 2011 Results

Record annual EBITDA of $3.8 Million; Revenue Down 14% year over year to $23.2 Million

SEATTLE, WA — February 23, 2012 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the fourth quarter and year ended December 31, 2011.

2011 Highlights

•	Revenue down 14% to $23.2 million vs. $27.0 million in 2010

•	Gross margin at 84% vs. 85% in 2010

•	Adjusted EBITDA increased to $3.8 million vs. $1.8 million in 2010

•	Income from operations of $900,000 vs. loss from operations of $894,000 in 2010

•	Annual Contract Value per Client up 16% to $4,114 vs. $3,558 in 2010

Q4 2011 Highlights

•	Revenue down 14% to $5.5 million vs. Q4 2010

•	Gross margin at 83% vs. 87% in Q4 2010

•	Adjusted EBITDA increased to $754,000 vs. $695,000 in Q4 2010

•	Income from operations of $52,000 vs. $143,000 in Q4 2010

Q4 2011 Operational Performance Summary

	Q4 11	Q3 11	Change %	Q4 10	Change %
Annual Contract Value (ACV) (in millions)	$18.5	$19.0	-3%	$22.0	-16%
Content Licenses (in millions)	2.1	2.2	-5%	2.1	0%

Total Contract Value (in millions)	$20.6	$21.2	-3%	$24.1	-15%
Total Clients	4,500	4,700	-4%	6,200	-27%
Annual Contract Value per Client (ACVC)	$4,114	$4,027	2%	$3,558	16%
Quarterly Contract Value per Client (QCVC)	$4,813	$4,371	10%	$4,279	12%

Fourth Quarter and Annual 2011 Results

In 2011, Onvia delivered record profitability despite declining revenue growth. For the full year, Onvia delivered record Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, including non-cash stock-based compensation) of $3.8 million up 105% over 2010 and exceeded our target of $3.6 million set at the beginning of 2011.

Annual net income was $1.6 million or $0.18 per diluted share for the year ended December 31, 2011 compared to net loss of $806,000, or $0.10 cents per diluted share in 2010. Due to our improving profitability

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we have released $616,000 of the valuation allowance against our deferred tax assets which resulted in the same amount being recognized as a tax benefit in our fourth quarter net income. We will continue to evaluate the appropriateness of the valuation allowance annually at a minimum, but more frequently based on consideration of our operating results. Excluding the effects of the valuation allowance, we had $25 million of deferred tax assets related to $73 million in net operating loss carryforwards available to offset future taxable net income at December 31, 2011.

Consistent with our expectations, fourth quarter revenue declined by 14% to $5.5 million from $6.5 million in the same period last year and represents an improvement over the third quarter negative growth rate of 16%. In sequential quarters, our declining revenue growth slowed to 2% in the fourth quarter of 2011 compared to a 4% decline in the third quarter. We expect sequential quarterly revenues to stabilize in the first quarter of 2012, but we expect year over year growth rates will remain negative through the first half of 2012 compared to 2011.

Annual Contract Value, or ACV, represents the aggregate annual value of our subscription contracts. ACV declined by 16% to $18.5 million from $22.0 million a year ago, but the rate of decline slowed compared to sequential quarters. In the fourth quarter, ACV declined by 3% compared to a sequential quarter decline of 5% in the third quarter of 2011. Stabilization of ACV indicates that client retention rates are improving and new client acquisitions are beginning to scale. ACV is expected to stabilize in early 2012. For more information about ACV, see “About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC),” below.

In 2011 Onvia’s total client base decreased 27% to 4,500 clients compared to 6,200 clients in the same year-ago period. In the fourth quarter, however, we lost clients at a much slower rate than in previous quarters, losing 4% of our base, compared to 9% and 8% of the base in the second and third quarters of 2011, respectively.

Annual Contract Value per Client, however, increased 16% from Q4 2010 to an average of nearly $4,114 per client. ACVC improved, in part by targeting more strategic clients and because renewals were weighted toward strategic clients with higher contract values.

In 2011, operating expenses decreased 19% to $18.7 million compared to $23.0 million in 2010, excluding the prior year impairment of capitalized software in the amount of $967,000. We realized a full year of expense savings from programs initiated in mid-2010, and we continued to manage expenses and reallocate resources to high margin initiatives over the course of 2011.

At December 31, 2011, cash, cash equivalents and investments increased by $600,000 despite declining revenues, compared to the end of 2010. As of December 31, 2011 we held cash and investments of $11.5 million compared to $10.9 million at the end of last year. Our cash balance increased due to lower operating expenses and capital expenditures, and improving ACV.

2011 in Review

“Fifteen months ago, I reported that Onvia was a broken company,” stated Hank Riner, Onvia’s Chief Executive Officer. “There was a lack of strategy, clarity and focus on the customer. The business model was transactional; distributing public sector sales leads to a poorly defined market. In early 2011 we began to transition the business away from the generic value proposition of sales leads toward the high, differentiated value of a rich public sector procurement database. The future Onvia database will leverage proprietary content and analytical tools that deliver essential insight and intelligence required to maximize our customers business with state and local governments.”

“2011 was the first year of our transformation and three of our five initiatives were successful,” Mr. Riner continued. “First, we developed a three year product roadmap based upon customer feedback and placed additional focus on content coverage, accuracy and timeliness. We improved the usability and findability features of our database with the launch of Onvia 5 in February 2012.

“Our Small and Medium Business or “SMB” sales organization was transformed from a telemarketing transactional model to a professional consultative selling organization. While this team is still a work in

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process, average contract value for new clients was approximately $6,800 in 2011, compared to approximately $3,900 in in 2010, an increase of 73%. On the account management side, client retention rates increased over 12 percentage points since the first quarter of 2011. The full impact of these changes will begin to be realized in 2012 and beyond as our clients progress through the term of their annual subscription.

“Finally our leadership team improved our management of expenses. We made difficult decisions to more efficiently allocate capital to achieve a higher rate of return and provide greater focus and clarity. Overall expenses were reduced by 19%, excluding the software write-off of $967,000 in 2010.

“Two of our initiatives were not as successful as we had planned,” continued Mr. Riner. “First, new client acquisitions by the Enterprise sales team did not scale as quickly as planned. Second, our Content License initiative did not realize some of the opportunities we expected. We continue to test different partnership models to identify those markets with the greatest potential. We believe this will be a profitable sales channel for Onvia in 2012 and beyond.”

2012 Initiatives

As we turn to 2012 we will continue our transformation to a database and analytics driven business. The second year of our transition has four initiatives:

First, we plan to continue to drive improvement in our SMB sales organization to scale results. In 2012, we will emphasize domain knowledge expertise with the vertical alignment of both acquisition and retention teams, and focus on consultative selling to align Onvia’s solutions to customer needs, objectives and challenges.

In 2012, we plan to add more structure to our Enterprise sales organization. We will roll out the successful methods that were executed in SMB to the Enterprise team, such as vertical industry specialization, consultative selling and a rigorous customer care program. Since the SMB and Enterprise selling processes are very similar, we will measure the success of new customer acquisition efforts by reporting a blended ACVC for both SMB and Enterprise sales in 2012.

We plan to execute our product roadmap. Throughout the year we plan to capture additional content and normalize and enhance our data to be in a position to deliver several compelling strategic analytical applications to our customers in 2013.

Finally, we need to improve our marketing. We plan to create a strong strategic message that conveys not who we are today but who we will be 2-3 years from now. We will deliver this message consistently and clearly across all of our communication channels to drive revenue growth, improve sales effectiveness and build our brand.

Conference Call

Onvia will hold a conference call later today (February 23, 2012) to discuss our fourth quarter and annual results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, February 23, 2012

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-800-895-4790

International: 1-785-424-1071

Conference ID#: ONVIA

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The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until March 23, 2012:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11636

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net Income / (Loss) to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Income / (Loss) to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net Income / (Loss) to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
GAAP net income / (loss)	$677	$248	$150	$1,553	$(806)
Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(9)	(8)	(7)	(37)	(88)
Depreciation and amortization	625	680	652	2,557	2,724
Amortization of stock-based compensation	77	90	(100)	312	12
Income tax / (benefit)	(616)	—	—	(616)	—

Adjusted EBITDA	$754	$1,010	$695	$3,769	$1,842

About Annual Contract Value (ACV) and Quarterly Contract Value per Client (QCVC)

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenues from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations. Quarterly Contract Value per Client (QCVC) is similar to ACVC, but represents the average annual contract value of all new and renewing client transactions signed during the quarter only. We will eliminate this metric in 2012, because we believe that blended acquisition ACVC better represents the trend in current period ACVC because it is not affected by the mix of accounts renewing in the period.

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Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding future Adjusted EBITDA, profitability, ACV and revenue and client growth. Forward-looking statements can be identified by words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar references to future periods. These statements are based on management’s current expectations and beliefs and, because such statements relate to the future, are subject to risks and uncertainties that are difficult to predict. Onvia’s actual results may differ materially from those contemplated by the forward-looking statements in this release and we caution you against unduly relying on any of these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted accounts” strategy may fail to increase contract value of new customers; identifying partners to distribute Onvia’s content may be slower than expected; client adoption of Onvia’s enterprise solutions may be slower than expected; Onvia’s market driven product development process may fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Any forward-looking statement made by Onvia in this presentation is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 12 years Onvia (NASDAQ: ONVI) has been delivering the research, analytics and tools companies rely on to succeed in the $5.5 trillion government market. Onvia tracks, analyzes and reports the spending of tens of thousands of federal, state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three and Twelve Months Ended December 31, 2011 and December 31, 2010

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue
Subscription	$4,752	$5,654	$19,927	$23,270
Content license	548	522	2,217	2,481
Management information reports	165	198	628	897
Other	79	85	391	344

Total revenue	5,544	6,459	23,163	26,992
Cost of revenue	917	820	3,602	3,946

Gross margin	4,627	5,639	19,561	23,046
Operating expenses:
Sales and marketing	2,743	3,134	10,634	13,994
Technology and development	885	1,016	3,914	3,769
General and administrative	947	1,346	4,113	6,177

Total operating expenses	4,575	5,496	18,661	23,940

Income / (loss) from operations	52	143	900	(894)
Interest and other income, net	9	7	37	88

Income / (loss) before income tax	61	150	937	(806)
Benefit for income taxes	616	—	616	—

Net income / (loss)	$677	$150	$1,553	$(806)

Unrealized gain / (loss) on available-for-sale securities	1	(2)	2	2

Comprehensive income / (loss)	$678	$148	$1,555	$(804)

Basic net income / (loss) per common share	$0.08	$0.02	$0.18	$(0.10)

Diluted net income / (loss) per common share	$0.08	$0.02	$0.18	$(0.10)

Basic weighted average shares outstanding	8,493	8,429	8,468	8,378

Diluted weighted average shares outstanding	8,511	8,391	8,509	8,378

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2011	December 31, 2010
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,378	$7,522
Short-term investments, available-for-sale	8,149	3,362
Accounts receivable, net of allowance for doubtful accounts of $37 and $73	1,124	1,750
Prepaid expenses and other current assets, current portion	478	594
Security deposits, current portion	45	135
Deferred tax assets, current portion	28	—

Total current assets	13,202	13,363
LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,275	1,419
Internal use software, net of accumulated amortization	6,175	6,587
Reimbursable tenant improvements	—	147
Prepaid expenses and other assets, net of current portion	2	3
Security deposits, net of current portion	90	135
Deferred tax assets, net of valuation allowance	588

Total long term assets	8,130	8,291

TOTAL ASSETS	$21,332	$21,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$609	$1,172
Accrued expenses	709	992
Idle lease accrual, current portion	69	—
Unearned revenue, current portion	7,999	9,782
Deferred rent, current portion	146	115

Total current liabilities	9,532	12,061
LONG TERM LIABILITIES:
Idle lease accrual, net of current portion	74	—
Unearned revenue, net of current portion	489	228
Deferred rent, net of current portion	568	716

Total long term liabilities	1,131	944

TOTAL LIABILITIES	10,663	13,005
STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,494,290 and 8,430,605 shares issued; and 8,494,264 and 8,430,579 shares outstanding	1	1
Treasury stock, at cost: 26 and 26 shares	—	—
Additional paid in capital	352,762	352,298
Accumulated other comprehensive loss	1	(1)
Accumulated deficit	(342,095)	(343,649)

Total stockholders’ equity	10,669	8,649

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$21,332	$21,654

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Twelve Months Ended December 31, 2011 and December 31, 2010

	Twelve Months Ended December 31,
	2011	2010
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)	$1,553	$(806)
Adjustments to reconcile net income / (loss) to net cash provided by operating activities:
Depreciation and amortization	2,557	2,724
Loss on abandonment of assets	—	969
Idle lease accrual	143	—
Stock-based compensation	312	12
Deferred taxes	(616)	—
Change in operating assets and liabilities:
Accounts receivable	627	(63)
Prepaid expenses and other assets	116	140
Accounts payable	(473)	(80)
Accrued expenses	(283)	(251)
Unearned revenue	(1,522)	(1,536)
Deferred rent	(117)	(88)

Net cash provided by operating activities	2,297	1,021
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(517)	(944)
Additions to internal use software	(1,426)	(3,238)
Purchases of investments	(13,443)	(8,220)
Sales of investments	1,350	2,292
Maturities of investments	7,308	15,200
Return of security deposits	135	135

Net cash (used in) / provided by investing activities	(6,593)	5,225
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	—	(6)
Proceeds from exercise of stock options	152	62
Repurchase of common stock for minimum tax obligations on options exercise	—	(427)

Net cash provided by / (used in) financing activities	152	(371)

Net (decrease) / increase in cash and cash equivalents	(4,144)	5,875
Cash and cash equivalents, beginning of period	7,522	1,647

Cash and cash equivalents, end of period	$3,378	$7,522

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